UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 20, 2015 (October 16, 2015)

GeoMet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32960	76-0662382
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

1221 McKinney Street, Suite 3840

Houston, Texas 77010

(Address of principal executive offices)

(713) 659-3855

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

Concurrently with the preparation of the preliminary proxy statement, filed with the Securities and Exchange Commission on October 16, 2015, GeoMet, Inc. (the “Company” or “GeoMet”) and Sherwood Energy, LLC (“Sherwood”), the holder of a majority of the Company’s Series A Convertible Redeemable Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and approximately 33.9% of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on an as converted basis, entered into a voting agreement (the “Voting Agreement”).  Pursuant to the Voting Agreement, subject to certain exceptions, Sherwood has agreed to vote its shares of Preferred Stock in favor of (i) the amendment and restatement of the Certificate of Designations (the “Certificate of Designations”) of the Company’s Preferred Stock, to (w) require that 6% of all net distributable assets to be paid or distributed in a dissolution of the Company be paid to the holders of the Company’s Common Stock, (x) delete a provision in the Certificate of Designations permitting the Company to repurchase up to $5.0 million in Common Stock without the consent of the holders of Preferred Stock, (y) make certain non-substantive and corrective changes and (z) integrate any prior amendments thereto (the “COD Amendment”), (ii) the dissolution of the Company pursuant to a Plan of Dissolution and Liquidation (the “Plan of Dissolution”) and (iii) the approval of any proposal to adjourn or postpone a meeting of GeoMet stockholders to consider the COD Amendment and the Plan of Dissolution and the Company’s dissolution to a later date if there are not sufficient votes for adoption of the proposals on the date on which such meeting is held.

The Voting Agreement provides that, except as provided under the Voting Agreement, Sherwood will not (nor permit any person under Sherwood’s control to), directly or indirectly:

• grant any proxies or powers of attorney with respect to the right to vote, rights of first offer or refusal, or enter into any voting trust or voting agreement or arrangement, with respect to any of Sherwood’s shares of the Common Stock or Preferred Stock;

• sell (including short sell), assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of (including by gift) any of Sherwood’s shares of Common Stock or Preferred Stock; or

• enter into any contract providing, directly or indirectly, for any action described in the immediately preceding bullet.

The Voting Agreement terminates automatically upon the earliest to occur of (i) the consummation of the COD Amendment and the Plan of Dissolution and the dissolution of the Company, (ii) the Company’s abandonment of the COD Amendment and the Plan of Dissolution and the dissolution of the Company and (iii) December 31, 2015.

The foregoing description of the Voting Agreement is qualified in its entirety by reference to the full text of the Voting Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03.                                        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Concurrently with the execution and delivery of the Voting Agreement on October 16, 2015, Sherwood in its capacity as the beneficial and record holder of at least 50% of the outstanding shares of Preferred Stock approved an amendment (the “Bylaws Amendment”) to the Company’s current bylaws (the “Bylaws”), which designates the state courts of the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware, as the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of GeoMet, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of GeoMet to GeoMet or GeoMet’s stockholders, creditors or other constituents, (iii) any action asserting a claim against GeoMet arising pursuant to any provision of the General Corporation Law of the State of Delaware, GeoMet’s current certificate of incorporation or the Bylaws, or (iv) any action asserting a claim against GeoMet or any director or officer or other employee of GeoMet governed by the internal affairs doctrine.  The Preferred Stock is not registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended.  On October 16, 2015, subject to obtaining such approvals, the Board of Directors of the Company approved the Bylaws Amendment and amended and restated the Bylaws to include the Bylaws Amendment (the “Third Amended and Restated Bylaws”). The Third Amended and Restated Bylaws are effective as of October 16, 2015.

The foregoing description of the Third Amended and Restated Bylaws does not purport to be complete and is qualified by reference to the full text of the Third Amended and Restated Bylaws, which is attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.07.                                        Submission of Matters to a Vote of Security Holders.

The information required by this Item 5.07 is incorporated by reference from Item 5.03 above.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Document
3.1	Third Amended and Restated Bylaws of GeoMet, Inc., adopted on October 16, 2015.

10.1	Voting Agreement, dated October 16, 2015, between GeoMet, Inc. and Sherwood Energy, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoMet, Inc.
(Registrant)
Dated: October 20, 2015	By:	/s/ Tony Oviedo
	Name:	Tony Oviedo

	Title:	Senior Vice President, Chief Financial Officer and Chief Accounting Officer

Exhibit Index

Exhibit No.	Document
3.1	Third Amended and Restated Bylaws of GeoMet, Inc., adopted on October 16, 2015.

10.1	Voting Agreement, dated October 16, 2015, between GeoMet, Inc. and Sherwood Energy, LLC.